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EXHIBIT 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY OPERATING REVENUE
(Dollars in millions)
(Unaudited)

	2005		2004				2003
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Business:
Wireline revenue:
Local voice	$270	$266	$278	$286	$278	$291	$289	$300	$307	$311
Long distance	114	114	106	119	114	116	108	115	110	113
Access	1	1	1	1	1	2	1	1	2	2

Total voice services	385	381	385	406	393	409	398	416	419	426
Data and Internet	510	494	504	488	498	497	484	497	476	463

Total business wireline	895	875	889	894	891	906	882	913	895	889

Mass Markets:
Wireline revenue:
Local voice	1,124	1,128	1,138	1,145	1,163	1,212	1,234	1,289	1,312	1,355
Long distance	164	166	161	151	140	140	138	137	136	133
Access	2	2	4	1	1	2	3	3	4	4

Total voice services	1,290	1,296	1,303	1,297	1,304	1,354	1,375	1,429	1,452	1,492
Data and Internet	175	171	158	137	141	136	137	132	130	133

Total wireline	1,465	1,467	1,461	1,434	1,445	1,490	1,512	1,561	1,582	1,625

Wholesale:
Wireline revenue:
Local voice	222	225	218	233	239	223	226	235	238	223
Long distance	269	278	278	279	239	244	237	215	221	201
Access	169	147	146	149	162	166	171	170	163	178

Total voice services	660	650	642	661	640	633	634	620	622	602
Data and Internet	311	322	312	319	330	313	319	313	336	345

Total wholesale wireline	971	972	954	980	970	946	953	933	958	947

Wireless revenue	130	124	124	132	128	126	138	152	153	151
Other services revenue	9	11	9	9	8	13	13	11	8	12

Total operating revenue	$3,470	$3,449	$3,437	$3,449	$3,442	$3,481	$3,498	$3,570	$3,596	$3,624

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  EXHIBIT 99.1
QWEST COMMUNICATIONS INTERNATIONAL INC. QUARTERLY OPERATING REVENUE (Dollars in millions) (Unaudited)